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                                 EXHIBIT 12.1


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
                                                                 Year Ended December 31,
                                                2000          1999         1998         1997         1996
                                                ----          ----         ----         ----         ----
Fixed Charges:
   Interest expense                           $ 22,924      $ 25,968     $ 34,450     $ 38,312     $ 39,625
   Portion of rent expense
      representative of interest                 1,033         1,067        1,200        1,108        1,166
                                          -----------------------------------------------------------------
Total Fixed Charges                           $ 23,957      $ 27,035     $ 35,650     $ 39,420     $ 40,791
                                          =================================================================

Earnings:
   Income from continuing
      operations before tax                   $202,117      $188,650     $136,509     $115,030     $ 65,873
   Fixed charges per above                      23,957        27,035       35,650       39,420       40,791
                                          -----------------------------------------------------------------
Total earnings                                $226,074      $215,685     $172,159     $154,450     $106,664
                                          =================================================================

Ratio of Earnings to Fixed Charges                9.44          7.98         4.83         3.92         2.61
                                          =================================================================
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